Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated December 8, 2025

Pricing Supplement dated December __, 2025 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1B dated July 22, 2025

$ Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers, Due December 24, 2030 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Notes (the “Notes”) linked to the performance of the least performing of the common stock of Advanced Micro Devices, Inc., the common stock of Broadcom Inc. and the Class C common stock of Dell Technologies Inc. (each, an “Underlier”).

•	Contingent Coupons — If the Notes have not been automatically called, investors will receive a Contingent Coupon on a monthly Coupon Payment Date at a rate of 8.30% per annum if the closing value of each Underlier is greater than or equal to its Coupon Threshold (75% of its Initial Underlier Value) on the immediately preceding Coupon Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

•	Call Feature — If, on any quarterly Call Observation Date beginning approximately one year following the Trade Date, the closing value of each Underlier is greater than or equal to its Initial Underlier Value, the Notes will be automatically called for 100% of their principal amount plus the Contingent Coupon otherwise due. No further payments will be made on the Notes.

•	Return of Principal at Maturity — If the Notes are not automatically called, at maturity, investors will receive the principal amount of their Notes plus any Contingent Coupon otherwise due.

•	Any payments on the Notes are subject to our credit risk.

•	The Notes will not be listed on any securities exchange.

CUSIP: 78017PXH9

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	3.125%	$
Proceeds to Royal Bank of Canada	96.875%	$

(1) We or one of our affiliates may pay varying selling concessions of up to $31.25 per $1,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $968.75 and $1,000.00 per $1,000 principal amount of Notes. In addition, we or one of our affiliates may pay a broker-dealer that is not affiliated with us a referral fee of up to $5.00 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $885.00 and $935.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Underliers:	The common stock of Advanced Micro Devices, Inc. (the “AMD Underlier”), the common stock of Broadcom Inc. (the “AVGO Underlier”) and the Class C common stock of Dell Technologies Inc. (the “DELL Underlier”)
	Underlier	Bloomberg Ticker	Initial Underlier Value(1)	Coupon Threshold(2)
	AMD Underlier	AMD UW	$	$
	AVGO Underlier	AVGO UW	$	$
	DELL Underlier	DELL UN	$	$
(1) With respect to each Underlier, the closing value of that Underlier on the Trade Date
(2) With respect to each Underlier, 75% of its Initial Underlier Value (rounded to two decimal places)
Trade Date:	December 19, 2025
Issue Date:	December 24, 2025
Valuation Date:*	December 19, 2030
Maturity Date:*	December 24, 2030
Payment of Contingent Coupons:

If the Notes have not been automatically called, investors will receive a Contingent Coupon on a Coupon Payment Date if the closing value of each Underlier is greater than or equal to its Coupon Threshold on the immediately preceding Coupon Observation Date.

No Contingent Coupon will be payable on a Coupon Payment Date if the closing value of any Underlier is less than its Coupon Threshold on the immediately preceding Coupon Observation Date. Accordingly, you may not receive a Contingent Coupon on one or more Coupon Payment Dates during the term of the Notes.

Contingent Coupon:	If payable, $6.917 per $1,000 principal amount of Notes (corresponding to a rate of 0.6917% per month or 8.30% per annum)
Call Feature:	If, on any Call Observation Date, the closing value of each Underlier is greater than or equal to its Initial Underlier Value, the Notes will be automatically called. Under these circumstances, investors will receive on the Call Settlement Date per $1,000 principal amount of Notes an amount equal to $1,000 plus the Contingent Coupon otherwise due. No further payments will be made on the Notes.
Payment at Maturity:

If the Notes are not automatically called, investors will receive on the Maturity Date per $1,000 principal amount of Notes, in addition to any Contingent Coupon otherwise due:

$1,000

All payments on the Notes are subject to our credit risk.

Underlier Return:	With respect to each Underlier, the Underlier Return, expressed as a percentage, is calculated using the following formula: Final Underlier Value – Initial Underlier Value Initial Underlier Value
P-2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Coupon Observation Dates:*	Monthly, as set forth in the table below
Coupon Payment Dates:*	Monthly, as set forth in the table below
Call Observation Dates:*	Quarterly, beginning approximately one year following the Trade Date, on each Coupon Observation Date designated as a Call Observation Date in the table below
Call Settlement Date:*	If the Notes are automatically called on any Call Observation Date, the Coupon Payment Date immediately following that Call Observation Date
Calculation Agent:	RBCCM

Coupon Observation Dates*	Coupon Payment Dates*
January 20, 2026	January 23, 2026
February 19, 2026	February 24, 2026
March 19, 2026	March 24, 2026
April 20, 2026	April 23, 2026
May 19, 2026	May 22, 2026
June 22, 2026	June 25, 2026
July 20, 2026	July 23, 2026
August 19, 2026	August 24, 2026
September 21, 2026	September 24, 2026
October 19, 2026	October 22, 2026
November 19, 2026	November 24, 2026
December 21, 2026**	December 24, 2026
January 19, 2027	January 22, 2027
February 19, 2027	February 24, 2027
March 19, 2027**	March 24, 2027
April 19, 2027	April 22, 2027
May 19, 2027	May 24, 2027
June 21, 2027**	June 24, 2027
July 19, 2027	July 22, 2027
August 19, 2027	August 24, 2027
September 20, 2027**	September 23, 2027
October 19, 2027	October 22, 2027
November 19, 2027	November 24, 2027
December 20, 2027**	December 23, 2027
January 19, 2028	January 24, 2028
February 22, 2028	February 25, 2028
March 20, 2028**	March 23, 2028
April 19, 2028	April 24, 2028
May 19, 2028	May 24, 2028
June 20, 2028**	June 23, 2028
July 19, 2028	July 24, 2028
August 21, 2028	August 24, 2028
September 19, 2028**	September 22, 2028

P-3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers

Coupon Observation Dates*	Coupon Payment Dates*
October 19, 2028	October 24, 2028
November 20, 2028	November 24, 2028
December 19, 2028**	December 22, 2028
January 19, 2029	January 24, 2029
February 20, 2029	February 23, 2029
March 19, 2029**	March 22, 2029
April 19, 2029	April 24, 2029
May 21, 2029	May 24, 2029
June 20, 2029**	June 25, 2029
July 19, 2029	July 24, 2029
August 20, 2029	August 23, 2029
September 19, 2029**	September 24, 2029
October 19, 2029	October 24, 2029
November 19, 2029	November 23, 2029
December 19, 2029**	December 24, 2029
January 22, 2030	January 25, 2030
February 19, 2030	February 22, 2030
March 19, 2030**	March 22, 2030
April 22, 2030	April 25, 2030
May 20, 2030	May 23, 2030
June 20, 2030**	June 25, 2030
July 19, 2030	July 24, 2030
August 19, 2030	August 22, 2030
September 19, 2030**	September 24, 2030
October 21, 2030	October 24, 2030
November 19, 2030	November 22, 2030
December 19, 2030 (the Valuation Date)	December 24, 2030 (the Maturity Date)

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

** This date is also a Call Observation Date.

P-4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

P-5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Least Performing Underlier, based on its Coupon Threshold of 75% of its Initial Underlier Value and the Contingent Coupon of $6.917 per $1,000 principal amount of Notes. The table and examples below also assume that the Notes are not automatically called and do not account for any Contingent Coupons that may be paid prior to maturity. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Underlier Return of the Least Performing Underlier	Payment at Maturity per $1,000 Principal Amount of Notes*	Payment at Maturity as Percentage of Principal Amount*
50.00%	$1,006.917	100.6917%
40.00%	$1,006.917	100.6917%
30.00%	$1,006.917	100.6917%
20.00%	$1,006.917	100.6917%
10.00%	$1,006.917	100.6917%
5.00%	$1,006.917	100.6917%
0.00%	$1,006.917	100.6917%
-5.00%	$1,006.917	100.6917%
-10.00%	$1,006.917	100.6917%
-15.00%	$1,006.917	100.6917%
-20.00%	$1,006.917	100.6917%
-25.00%	$1,006.917	100.6917%
-25.01%	$1,000.000	100.0000%
-30.00%	$1,000.000	100.0000%
-40.00%	$1,000.000	100.0000%
-50.00%	$1,000.000	100.0000%
-60.00%	$1,000.000	100.0000%
-70.00%	$1,000.000	100.0000%
-80.00%	$1,000.000	100.0000%
-90.00%	$1,000.000	100.0000%
-100.00%	$1,000.000	100.0000%

* Including any Contingent Coupon otherwise due

Example 1 —	The value of the Least Performing Underlier increases from its Initial Underlier Value to its Final Underlier Value by 30%.
	Underlier Return of the Least Performing Underlier:	30%
	Payment at Maturity:	$1,000 + Contingent Coupon otherwise due = $1,000 + $6.917 = $1,006.917

In this example, the payment at maturity is $1,006.917 per $1,000 principal amount of Notes.

Because the Final Underlier Value of the Least Performing Underlier is greater than its Coupon Threshold, investors receive a full return of the principal amount of their Notes plus the Contingent Coupon otherwise due. This example illustrates that investors do not participate in any appreciation of the Least Performing Underlier, which may be significant.

P-6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers
Example 2 —	The value of the Least Performing Underlier decreases from its Initial Underlier Value to its Final Underlier Value by 2.50% (i.e., its Final Underlier Value is below its Initial Underlier Value but above its Coupon Threshold).
	Underlier Return of the Least Performing Underlier:	-2.50%
	Payment at Maturity:	$1,000 + Contingent Coupon otherwise due = $1,000 + $6.917 = $1,006.917

In this example, the payment at maturity is $1,006.917 per $1,000 principal amount of Notes.

Because the Final Underlier Value of the Least Performing Underlier is greater than its Coupon Threshold, investors receive a full return of the principal amount of their Notes plus the Contingent Coupon otherwise due.

Example 3 —	The value of the Least Performing Underlier decreases from its Initial Underlier Value to its Final Underlier Value by 15% (i.e., its Final Underlier Value is below its Coupon Threshold).
	Underlier Return of the Least Performing Underlier:	-15%
	Payment at Maturity:	$1,000

In this example, the payment at maturity is $1,000 per $1,000 principal amount of Notes.

Because the Final Underlier Value of the Least Performing Underlier is less than its Coupon Threshold, investors receive a full return of the principal amount of their Notes but do not receive a Contingent Coupon at maturity.

The table and examples above assume that the Notes are not automatically called. However, if the Notes are automatically called, investors will not receive any further payments after the Call Settlement Date.

P-7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Not Receive Any Contingent Coupons — We will not necessarily pay any Contingent Coupons on the Notes. If the closing value of any Underlier is less than its Coupon Threshold on a Coupon Observation Date, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing value of any Underlier is less than its Coupon Threshold on each of the Coupon Observation Dates, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a greater risk of principal loss on your Notes. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Underlier with the Worst Performance Even If the Other Underliers Perform Better — Any payment on the Notes will be determined solely by the performance of the Underlier with the worst performance. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. In the case of the Notes, the individual performance of the Underliers will not be combined, and the adverse performance of one Underlier will not be mitigated by any appreciation of any other Underlier. The Underliers may be uncorrelated and may not perform similarly over the term of the Notes, which may adversely affect your return on the Notes.

•	You Will Not Participate in Any Appreciation of Any Underlier, and Any Potential Return on the Notes Is Limited — The return on the Notes is limited to the Contingent Coupons, if any, that may be payable on the Notes, regardless of any appreciation of any Underlier, which may be significant. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any Underlier.

•	The Notes Are Subject to an Automatic Call — If, on any Call Observation Date, the closing value of each Underlier is greater than or equal to its Initial Underlier Value, the Notes will be automatically called, and you will not receive any further payments on the Notes. Because the Notes could be called as early as approximately one year after the Issue Date, the total return on the Notes could be minimal. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	You May Be Required to Recognize an Amount of Taxable Income in a Year That Exceeds the Coupon Payments Received in That Year — It is possible that the Notes could be treated for U.S. federal income tax purposes as contingent payment debt instruments. If you are a U.S. investor in a Note, under the treatment of a Note as a contingent payment debt instrument, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if

P-8	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers

any, between the actual and projected payments on the Notes during the year. Therefore, if contingent payment debt instrument treatment applies to the Notes, the amount of taxable income you are required to recognize in a given taxable year could exceed the amount of coupon payments you receive in that year. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Underliers, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, the referral fee, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

P-9	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the values of the Underliers and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Underliers” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Underliers

•	You Will Not Have Any Rights to Any Underlier — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any Underlier.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting an Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of any affected Underlier. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of an Underlier. However, the Calculation Agent might not make adjustments in response to all such events that could affect an Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — Upon the occurrence of certain reorganization or other events affecting an Underlier, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of that Underlier upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of that Underlier, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the affected Underlier and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement.

P-10	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers

INFORMATION REGARDING THE UNDERLIERS

Each Underlier is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of each Underlier can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Underlier	Exchange Ticker	Exchange	SEC File Number
AMD Underlier	AMD	Nasdaq Stock Market	001-07882
AVGO Underlier	AVGO	Nasdaq Stock Market	001-38449
DELL Underlier	DELL	New York Stock Exchange	001-37867

According to publicly available information:

•	Advanced Micro Devices, Inc. is a semiconductor company whose products include Artificial Intelligence (AI) accelerators, microprocessors (CPUs) for servers and graphics processing units (GPUs), as standalone devices or as incorporated into accelerated processing units (APUs), chipsets, data center and professional GPUs, embedded processors, semi-custom System-on-Chip (SOC) products, microprocessor and SoC development services and technology, data processing units (DPUs), Field Programmable Gate Arrays (FPGAs), System on Modules (SOMs), Smart Network Interface Cards (SmartNICs) and Adaptive SoC products and that, from time to time, may also sell or license portions of its intellectual property portfolio.

•	Broadcom Inc. designs, develops and supplies a range of semiconductor and infrastructure software solutions.

•	Dell Technologies Inc. is a technology provider that designs, develops, manufactures, markets, sells and supports a range of products and services. Its offerings include servers and networking, storage, cloud solutions, desktops, notebooks, services, software, branded peripherals and third-party software and peripherals.

P-11	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers

Historical Information

The following graphs set forth historical closing values of the Underliers for the period from January 1, 2015 (or from the initial listing date, if later) to December 5, 2025. Each red line represents a hypothetical Coupon Threshold based on the closing value of the relevant Underlier on December 5, 2025. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Underliers will result in a positive return on your initial investment.

Common Stock of Advanced Micro Devices, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers

Common Stock of Broadcom Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-13	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers

Class C Common Stock of Dell Technologies Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-14	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an Underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as debt, and the remaining discussion is based on this treatment. Based on market conditions as of the pricing date, we will determine whether the Notes are treated for U.S. federal income tax purposes (1) as “variable rate debt instruments” or (2) as “contingent payment debt instruments,” and the final pricing supplement will give further information on this issue.

If the Notes are treated as variable rate debt instruments, all stated interest on the Notes will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of tax accounting. See the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Debt Instruments—Notes Treated as Variable Rate Debt Instruments—Interest on VRDIs That Provide for a Single Variable Rate” in the accompanying product supplement.

If the Notes are treated as contingent payment debt instruments, (i) you will be required to recognize interest income based on our “comparable yield” for a similar non-contingent debt instrument and a “projected payment schedule” in respect of the Notes, adjusted each year to take account for the difference between the actual and the projected payments in that year, and (ii) you generally must treat any gain on a taxable disposition as interest income and any loss as ordinary loss to the extent of previous interest inclusions, with the balance treated as capital loss. See the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Debt Instruments—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement.

Non-U.S. Holders. If you are a Non-U.S. Holder, please also read the section entitled “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Notes Treated as Debt Instruments” in the accompanying product supplement.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an Internal Revenue Service (the “IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

P-15	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Notes Linked to the Least Performing of Three Underliers

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this pricing supplement. We or one of our affiliates may pay the underwriting discount and may pay a broker-dealer that is not affiliated with us a referral fee, in each case as set forth on the cover page of this pricing supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately nine months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount, the referral fee and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

P-16	RBC Capital Markets, LLC